HAMPSHIRE GROUP, LIMITED
STOCK SYMBOL: HAMP.PK

CONTACT:           Berns Communications Group, LLC
Jessica Liddell / Melissa Jaffin
(212) 994-4660

HAMPSHIRE REPORTS FIRST QUARTER 2011 RESULTS

New York, NY, May 12, 2011… Hampshire Group, Limited (OTC Markets: HAMP.PK, www.hamp.com) today announced its results for the three months ended April 2, 2011 and filed its quarterly report on Form 10-Q. This press release should be read in conjunction with the filed quarterly report referred to in this release.

Commenting on the results, Heath L. Golden, President and CEO of Hampshire Group, stated, “Our first quarter results for our continuing operations were in line with our expectations. With our now more sharply focused business model and an already strong balance sheet further strengthened by the proceeds from the sales of our women’s businesses, we are pleased to turn our attention to vigorous pursuit of opportunities that will drive long-term value for our shareholders.”

Sale of Women’s Businesses
On May 6, 2011, the Company announced a significant shift in its growth strategy to focus on Hampshire’s men’s business. In connection with this new strategic direction, the Company sold its women’s businesses, Hampshire Designers and Item-Eyes, in separate transactions. The assets, liabilities, and results from operations for the women’s businesses have been presented as discontinued operations in both current and prior year periods.

Results of Continuing Operations
Net sales increased 37.2% to $3.5 million for the three months ended April 2, 2011 from $2.6 million for the same period last year. The increase in net sales resulted primarily from an increase in average selling prices coupled with reduced customer allowances.

For the three months ended April 2, 2011, the Company had a loss from continuing operations of $3.7 million compared to a loss from continuing operations of $4.5 million for the same period last year.  The reduction in the loss from continuing operations was primarily the result of a $0.5 million increase in gross profit and a $0.5 million reduction in non-operational costs. The increase in gross profit was primarily due to a decrease in customer allowances. Also, cost of goods sold increased 20.6% to $2.8 million for the three months ended April 2, 2011 from $2.3 million for the three months ended April 3, 2010. This increase reflected the higher costs associated with the scott james™ product and rising costs in transportation, labor, and materials.

The Company is providing earnings (loss) before income taxes, interest, depreciation and amortization (“EBITDA”) and adjusted EBITDA because its management believes that these measures provide useful information for investors concerning the Company's operating results and financial performance. For the quarter ended April 2, 2011, the Company had negative adjusted EBITDA of $3.0 million compared to negative $3.2 million for the same period last year. (See the Non GAAP Reconciliation table in the Selected Financial Data section of this press release.)

Basic and diluted loss per share from continuing operations for the three months ended April 2, 2011 was $0.67, compared to a basic and diluted loss per share of $0.81 for the same period last year.

On April 2, 2011, cash and cash equivalents totaled $38.3 million, including $1.8 million of restricted cash, compared with $40.5 million on April 3, 2010. The Company’s working capital related to continuing operations was $40.9 million, excluding $5.9 million of working capital related to the discontinued businesses, at April 2, 2011 compared with $47.2 million, excluding $7.9 million of working capital related to the discontinued businesses, at April 3, 2010. As of April 2, 2011, the Company had less than $0.1 million of outstanding borrowings from its credit facility with approximately $2.7 million of availability and approximately $36.5 million of cash that was not included in the availability calculation.

About Hampshire Group
Hampshire Group, Limited is a leading U.S. provider of men’s sweaters, wovens and knits, and a designer and marketer of branded apparel. Its customers include leading retailers such as JC Penney, Kohl’s, Macy’s, and Belk’s, for whom it provides trend-right, branded apparel. Hampshire licenses the Geoffrey Beene® and Dockers® labels for men’s sweaters, both of which are market leaders in their categories, and licenses JOE Joseph Abboud® for men’s sportswear. Hampshire’s owned brands include Spring+Mercer®, a more modern line featuring sweaters and knit and woven tops, and the scott james™ brand, a men’s specialty retailer and wholesale provider of apparel to upscale specialty stores.

Cautionary Disclosure Regarding Forward-Looking Statements
This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that reflect the Company's current views with respect to future events. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrences of unanticipated events. Readers are urged to review and consider carefully the various disclosures made by the Company in its Form 10-K and other Securities and Exchange Commission filings, which advise interested parties of certain factors that affect the Company's business. Risks and uncertainties that could cause actual results to differ materially from those anticipated in our forward looking statements include, but are not limited to, the following: economic cycles that affect consumer spending; lack of an established public trading market for the Company’s common stock; decreases in business from or the loss of any of our key customers; financial instability experienced by our customers; chargebacks and margin support payments; loss or inability to renew certain licenses; the ability to anticipate consumer trends; use of foreign suppliers to manufacture our products and the increase of related costs; failure of our vendors to use acceptable ethical business practices; failure to deliver quality products in a timely manner; potential problems with our distribution system; labor disruptions; failure, inadequacy, interruption or security lapse in information technology; failure to successfully compete; challenges integrating businesses we have acquired or may acquire; unanticipated results from the resolution of tax matters; loss of certain key personnel; the stockholders’ rights plan; and global, political and economic conditions.

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Hampshire Group, Limited and Subsidiaries
Selected Financial Data

	Three Months Ended

(In thousands, except per share data)	April 2, 2011	April 3, 2010

Net sales	$ 3,511	$ 2,559
Cost of goods sold	2,780	2,305
Gross profit	731	254
Selling, general, and administrative expenses	4,277	4,073
Special costs	—	541
Loss from operations	(3,546)	(4,360)
Other income (expense):
Interest income	1	18
Interest expense	(77)	(108)
Other, net	(4)	(24)
Loss from continuing operations before income taxes	(3,626)	(4,474)
Income tax provision	69	39
Loss from continuing operations	(3,695)	(4,513)
Loss from discontinued operations, net of taxes	(1,302)	(507)
Net loss	$ (4,997)	$ (5,020)
Basic loss per share:
Loss from continuing operations	$ (0.67)	$ (0.81)
Loss from discontinued operations, net of taxes	(0.23)	(0.09)
Net loss	$ (0.90)	$ (0.90)
Diluted loss per share:
Loss from continuing operations	$ (0.67)	$ (0.81)
Loss from discontinued operations, net of taxes	(0.23)	(0.09)
Net loss	$ (0.90)	$ (0.90)
Weighted average number of shares outstanding:
Basic weighted average number of common shares outstanding	5,554	5,553
Diluted weighted average number of common shares outstanding	5,554	5,553

SELECTED BALANCE SHEET DATA: (excluding discontinued operations)
Cash and cash equivalents	$ 36,482	$ 40,524
Restricted cash	$ 1,813	$ —
Accounts receivable, net	$ 1,495	$ 1,657
Borrowings under credit facility	$ 36	$ —
Working capital	$ 40,898	$ 47,170

NON GAAP RECONCILIATION:
Net loss	$ (4,997)	$ (5,020)
Income tax provision	69	39
Interest expense (income), net	76	90
Depreciation and amortization	512	618
EBITDA	(4,340)	(4,273)
Special costs	—	541
Other, net	4	24
Loss from discontinued operations	1,302	507
Adjusted EBITDA	$ (3,034)	$ (3,201)
The Company believes that supplementing its financial statements prepared according to generally accepted accounting principles in the United States (“GAAP”) with certain non-GAAP financial measures, as defined by the Securities and Exchange Commission (“SEC”), provides a more comprehensive understanding of Company’s results of operations. Such measures include EBITDA and Adjusted EBITDA and should not be considered an alternative to comparable GAAP financial measures, but should rather be read in conjunction with the GAAP financial measures. Readers are urged to review and consider carefully the various disclosures made by the Company in its Form 10-K for the year ended December 31, 2010 and its Form 10-Q for the quarter ended April 2, 2011 and other SEC filings, which advise interested parties of certain factors that affect the Company’s business.